400 Somerset St., New Brunswick, NJ 08901
732.342.7600


             Magyar Bancorp Board Announces Reduction of Board Fees

New Brunswick, NJ--February 3, 2010--The Magyar Bancorp Board of Directors announced today that during its annual organizational meeting on January 28, 2010, the Board approved the suspension of the directors' quarterly retainer for Fiscal Year 2010. The decision to suspend this retainer reflects the Board's recognition of the current difficult economic climate, which resulted in a net loss for the Company during Fiscal Year 2009. When combined with the previously announced reduction in the size of the Board to seven members, the suspension is expected to reduce the cash compensation paid to directors by 24% in Fiscal Year 2010.

The fast-changing and adverse economic environment that prevailed in Fiscal Year 2009 necessitated greater than normal Board oversight and direction, and a higher than normal number of Board Meetings. While Director compensation in Fiscal Year 2009 was higher than the previous year, this was primarily a result of the increased number of Board meetings in 2009, and not an increase in fees paid to Directors. The Board expects the number of meetings to return to a more regular schedule in 2010, which will further reduce cash compensation paid to directors.

The Board and Management are encouraged by recent positive trends in the Company's operating results, as announced in the Company's earnings press release of January 25, 2010. The Board remains committed to continued earnings improvement and progress in stabilizing and resolving the Company's credit issues.

The Company's annual meeting of stockholders will be held on February 23, 2010. The Board of Directors reiterates its recommendation that shareholders vote

"FOR" each of the nominees for director listed in the Company's Proxy Statement and "FOR" the ratification of the appointment of ParenteBeard LLC as the Company's independent registered public accounting firm for the year ending September 30, 2010.

About Magyar  Bancorp

Magyar Bancorp (NASDAQ: MGYR) is the parent company of Magyar Bank, a $558 million asset community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services, and today Magyar operates five branch locations in Branchburg New Brunswick, North Brunswick, and South Brunswick. Visit Magyar online at www.magbank.com.

Contact: John Reissner, Vice President, Marketing Director, 732.214.2083